Exhibit 4.66

AMENDMENT #2 TO PROMISSORY NOTE

Amendment #2 (this “Amendment”), dated May 13, 2025 and effective as of March 31, 2025 (the “Amendment Date”), to that certain Promissory Note, as amended (the “Convertible Note”) attached hereto as Exhibit 1 and made a part hereof in the principal amount of $800,000 dated September 4, 2024 from SMX (Security Matters) PLC, an Irish public limited company number 722009 and Security Matters PTY Ltd., a private wholly-owned subsidiary of SMX, incorporated under the laws of Australia, with corporate number ACN 626 192 998, to PMB Partners LP. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Convertible Note.

WHEREAS, the Parties desire to amend the Convertible Note on the terms set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Maturity Date. The “Maturity Date” as set forth in the Convertible Note is hereby amended to November 30, 2025, subject to further extension by mutual written agreement of the Parties.

2. Capitalization of Interest. The accrued but unpaid interest on the Convertible Note as of the Amendment Date, in the amount of $69,333.33, shall be capitalized and added to the principal amount of the Convertible Note. As a result, the outstanding principal balance of the Convertible Note as of the Amendment Date shall be $869,333.33.

3. Interest Rate. The Convertible Note is hereby amended such that, as of the Amendment Date, the Ordinary Interest Rate shall be eighteen percent (18%) per annum, calculated in accordance with the terms of the Convertible Note.

4. Conversion. The Parties hereby agree that notwithstanding anything to the contrary under the Convertible Note, no conversion shall take place by Borrower without the prior express written consent of Holder.

5. Miscellaneous. Except as expressly modified by this Amendment, all terms and conditions of the Convertible Note shall remain in full force and effect. This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank; Signature Page in Counterparts Follows]

Except as expressly reflected herein, the Convertible Note will remain in full force and effect. This Amendment is intended to be attached to and made a permanent part of the Convertible Note.

Borrower:	SMX (Security Matters) PLC

	By:	/s/ Haggai Alon
	Name:	Haggai Alon
	Title:	CEO

Obligor:	Security Matters PTY Ltd.

	By:	/s/ Haggai Alon
	Name:	Haggai Alon
Title:

Holder:	PMB Partners LP

	By:	/s/ Alberto Morales
	Name:	Alberto Morales
	Title:	Authorized Signatory

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EXHIBIT I

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